Exhibit 10.4
REVOLVING CREDIT SUPPLEMENT
Letter of Credit

THIS SUPPLEMENT to the Master Loan Agreement dated May 3, 2010 (the “MLA”), is entered into as of May 3, 2010 between CoBANK, ACB (“CoBank”) and SOUTH DAKOTA SOYBEAN PROCESSORS, LLC, Volga, South Dakota (the “Company”), and amends and restates the Supplement dated September 16, 2009 and numbered R111051T06B.

SECTION 1. The Revolving Credit Facility. On the terms and conditions set forth in the MLA and this Supplement, CoBank agrees to make loans to the Company during the period set forth below in an aggregate principal amount not to exceed $308,000.00 at any one time outstanding (the “Commitment”). Within the limits of the Commitment, the Company may borrow, repay and reborrow.

SECTION 2. Purpose. The purpose of the Commitment is to allow the Company to open an irrevocable letter of credit (“Letter of Credit”) for its account. The Letter of Credit will be issued within a reasonable period of time after CoBank’s receipt of a duly completed and executed copy of CoBank’s then current form of Application and Reimbursement Agreement or, if applicable, in accordance with the terms of any CoTrade Agreement between the parties. Any draw under the Letter of Credit issued hereunder shall be deemed a loan under the Commitment and shall be repaid in accordance with this Supplement. The Letter of Credit must be in form and content acceptable to CoBank and must expire no later than the maturity date of the Commitment.

SECTION 3. Term. The term of the Commitment shall be from the date hereof, up to and including April 1, 2013, or such later date as CoBank may, in its sole discretion, authorize in writing.

SECTION 4. Interest. The Company agrees to pay interest on the unpaid balance of the loan(s) in accordance with one or more of the following interest rate options, as selected by the Company:

(A)          One-Month LIBOR Index Rate. At a rate (rounded upward to the nearest 1/100th and adjusted for reserves required on “Eurocurrency Liabilities” [as hereinafter defined] for banks subject to “FRB Regulation D” [as hereinafter defined] or required by any other federal law or regulation) per annum equal at all times to 3.35% above the rate quoted by the British Bankers Association (the “BBA”) at 11:00 am. London time for the offering of one (1)-month U.S. dollars deposits, as published by Bloomberg or another major information vendor listed on BBA’s official website on the first “U.S. Banking Day” (as hereinafter defined) in each week, with such rate to change weekly on such day. The rate shall be reset automatically, without the necessity of notice being provided to the Company or any other party, on the first “U.S. Banking Day” of each succeeding week, and each change in the rate shall be applicable to all balances subject to this option. Information about the then-current rate shall be made available upon telephonic request. For purposes hereof: (1) “U.S. Banking Day” shall mean a day on which CoBank is open for business and banks are open for business in New York, New York; (2) “Eurocurrency Liabilities” shall have the meaning as set forth in “FRB Regulation D”; and (3) “FRB Regulation D” shall mean Regulation D as promulgated by the Board of Governors of the Federal Reserve System, 12 CFR Part. 204, as amended.

(B)         Quoted Rate. At a fixed rate per annum to be quoted by CoBank in its sole discretion in each instance. Under this option, rates may be fixed on such balances and for such periods, as may be agreeable to CoBank in its sole discretion In each instance, provided that: (1) the minimum fixed period shall be 30 days; (2) amounts may be fixed in increments of $100,000.00 or multiples thereof; and (3) the maximum number of fixes in place at any one time shall be five.

The Company shall select the applicable rate option at the time it requests a loan hereunder and may, subject to the limitations set forth above, elect to convert balances bearing interest at the variable rate option to one of the fixed rate options. Upon the expiration of any fixed rate period, interest shall automatically accrue at the variable rate option provided for above unless the amount fixed is repaid or fixed for an additional period in accordance with the terms hereof. Notwithstanding the foregoing, rates may not be fixed in such a manner as to cause the Company to have to break any fixed rate balance in order to pay any installment of principal. All elections provided for herein shall be made telephonically or in writing and must be received by 12:00 Noon Company’s local time. Interest shall be calculated on the actual number of days each loan is outstanding on the basis of a year consisting of 360 days and shall be payable monthly in arrears by the 20th day of the following month or on such other day in such month as CoBank shall require in a written notice to the Company.

SECTION 5. Promissory Note. The Company promises to repay the unpaid principal balance of the loans on the last day of the term of the Commitment. In addition to the above, the Company promises to pay interest on the unpaid principal balance of the loans at the times and in accordance with the provisions set forth in Section 4 hereof. This note replaces and supersedes, but does not constitute payment of the indebtedness evidenced by, the promissory note set forth in the Supplement being amended and restated hereby.

SECTION 6. Security. The Company’s obligations hereunder and, to the extent related hereto, the MLA, shall be secured as provided in the Security Section of the MLA, including without limitation as a future advance under any existing mortgage or deed of trust.

IN WITNESS WHEREOF, the parties have caused this Supplement to be executed by their duly authorized officers as of the date shown above.

CoBANK, ACB		SOUTH DAKOTA SOYBEAN PROCESSORS,
LLC

By:	/s/ Irene Matlin	By:	/s/ Rodney Christianson

Title:	Assistant Corporate Secretary	Title:	CEO